EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Globalstar, Inc. of our report dated April 13, 2005 (except for note 12 as to which the date is May 12, 2006 and note 19 as to which the date is October 25, 2006), relating to the consolidated financial statements of Globalstar, Inc. (formerly known as Globalstar LLC) and subsidiaries (Successor Company) as of December 31, 2004, the year then ended and the period from December 5, 2003 to December 31, 2003, and the consolidated financial statements of Globalstar, L.P. and subsidiaries (Predecessor Company) for the period January 1, 2003 to December 4, 2003 (such report describes that the consolidated financial statements of the Successor Company are presented on a different basis from those of the Predecessor Company and, therefore, are not comparable in all respects, and describes that the Predecessor Company’s plan of reorganization was confirmed in 2004 and the Predecessor Company was dissolved), which appears in the prospectus dated November 1, 2006 pursuant to Rule 424 (b)(4) in connection with Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-135809).

/s/ GHP Horwath, P.C.

Denver, Colorado

November 7, 2006